Exhibit 3.5

State of Delaware
Secretary of State
Division of Corporations Delivered 08:33 PM 05/19/2017
FILED 08:33 PM 05/19/2017
SR 20173778894 - File Number 6416367
CERTIFICATE OF INCORPORATION
OF
FGL US HOLDINGS INC.
FIRST: The name of the Corporation is FGL US Holdings Inc.
SECOND: The Corporation’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company,
THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.
FIFTH: The name and mailing address of the incorporator is as follows:
Joshua P. Rosenstock
c/o Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
SIXTH: The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
1.    The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws.
2.    The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot,

3.    All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board of Directors.
4.    The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the Bylaws, except to the extent that the Bylaws or this Certificate of Incorporation otherwise provide,
5.    No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.
SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL,
EIGHTH:
1.    In recognition and anticipation of the facts that (i) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as directors and/or officers of the Corporation (which, for purposes of this Article Eighth, shall, unless the context otherwise requires, include any subsidiaries of the Corporation) and (ii) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Eighth are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the investors and the Investor Related Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith,
2.    To the fullest extent permitted by law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation, To the fullest extent permitted by law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Investor Group or the Investor Group Related Persons, on the one hand, and the Corporation, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director and/or officer of the Corporation solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation,
3.    Except as provided elsewhere in this Article Eighth, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation and the Investor Group, about which a director and/or officer of the Corporation who is also an Investor Group Related Person acquires knowledge,
4.    To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article Eighth to be a breach of duty to the Corporation or its stockholders, the Corporation hereby waives, to the fullest extent permitted by law, any and all claims and causes of action that the Corporation may have for such activities, To the fullest extent permitted by law, the provisions of this Article Eight apply equally to activities conducted in the future and that have been conducted in the past,
5.    As used in this Article Eighth, the following definitions shall apply:
“Affiliates” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended,
“Investor Group” shall mean CFS Holdings (Cayman) LP, CF Corporation, CF Capital Growth, LLC, Fidelity National Financial, Inc, and their respective Affiliates, and the respective successors and assigns of the foregoing,
NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation,
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IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 19th day of May, 2017.

/s/Joshua Rosentock
Joshua P. Rosentock
Incorporator
Signature Page to Certificate of Incorporation of FGL US Holdings Inc.